Exhibit 10

                     [LETTERHEAD OF US-UKRAINE FOUNDATION]


                        Advertising Space Insertion Order

Name of Advertiser: Loran Connection Corp.

Advertiser/Agency Contact: None

Address: 190 Dzerjinskogo St.,
         Ovidiopol, Odesska obl., 67801,
         Ukraine.

Billing Address: Same as above.

Insertion Date(s): To be determined (no later than October 20, 2009

Size/Color: Banner ad, six months

Premium Position: None

Material: (New or Repeat) New

Headline/URL: To be determined

Space Reservation Date:

Materials due: No later than October 20, 2009

Frequency Rate: None

Rate Protected: (Yes or No): No

Special Instructions: Ad materials and URL must be supplied by advertiser before October 20, 2009.

Gross Rate $: US$500

Net Rate $: US$500
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USUF Sales  representative:  Alexis  Buryk  (ab@usukraine.org)  (Please copy all correspondence to Michael Buryk, mb@usukraine.org)

Signature/Title: /s/ Larysa Dekhtyaruk                             Date April 22

Send Material to: Oleksiy Synelnychenko
                  US-Ukraine Foundation
                  1701 K Street NW, Suite 903
                  Washington, DC 20006
                  Tel: +1(202)223-2228
                  Fax: +1(202)223-1224
                  oleksiy@usukraine.org

Mail/Fax Insertion Order to: Same as above.

CONTRACT AND COPY REGULATIONS: Advertisers and advertising agencies assume liability for content (including text, representations, illustrations, sketches, maps, labels, trademarks or other copyrighted matter) of advertisements printed, and also assume responsibility for any claims arising therefrom made against the US-Ukraine Foundation. Advertising is accepted at the discretion of the US-Ukraine Foundation. The Foundation reserves the right to reject any advertising which is not in keeping with its standards. The Foundation reserves the right to reject or amend employment advertising phrased in such a way as to imply age or wage discrimination. The advertiser is encouraged to specify experience minimums, not maximums.

Short-rates and rebates: Advertisers will be short-rated if, within the contract year, they do not use the number of insertions upon which their billings are based or will receive rebates if they have used sufficient insertions to earn a lower rate than that at which they have been billed. Rate Protection Policy:
Orders are accepted subject to change in rates upon notice from the Foundation. However, contracts may be cancelled at the time the rate change becomes effective without incurring a short-rate adjustment, if the frequency rate has been earned up to the date of cancellation. The Foundation's liability for any error will not exceed the charge for the advertisement in question.

Cancellations not accepted after closing dates. Cancellations not accepted on preferred position contracts without written notice to the Foundation no less than 30 days before the closing date. No advertising will be placed without a signed insertion order. Payment for advertising is due no later than 30 days after the signed insertion order is received by the Foundation.